SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934

                        First Entertainment Holding Corp.
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                                (Name of Issuer)

                          Common Stock, $.008 par value
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                         (Title of Class of Securities)

                                    320080203
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                                 (CUSIP Number)


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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 320080203                                            Page 2 of 4 pages
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Balzac, Inc.        13-3858192
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    Delaware
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,331,025

    (6) Shared voting power:
        0

    (7) Sole dispositive power:
        1,331,025

    (8) Shared dispositive power:
        0

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(9) Aggregate amount beneficially owned by each reporting person.

     1,331,025
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
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(11) Percent of class represented by amount in Row 9.

     12.27%
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(12) Type of reporting person (see instructions).

     CO
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

Item 1(a). NAME OF ISSUER:

      First Entertainment Holding Corp.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      7887 E. Bellview, Suite 1114, Englewood, CO 80111

Item 2(a). NAME OF PERSON FILING:

      Balzac, Inc.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

      1107 Broadway, New York, NY 10010

Item 2(c). CITIZENSHIP:

      Delaware

Item 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock

Item 2(e): CUSIP NUMBER:

      320080203

Item 3: REPORTING PERSON:

      CO

Item 4. OWNERSHIP:

      See responses to Items 5-11 on page 2 above.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      Not Applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

      Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

      Not Applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

      Not Applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP:

      Not Applicable

Item 10. CERTIFICATION:

      Not Applicable

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 7, 1999

                               /s/ Lisa Pamintaun
                               --------------------------------
                                   Lisa Pamintaun